Exhibit 99.1
                                                                    ------------

                     [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

     BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES COURT'S DENIAL OF PLAINTIFFS' MOTIONS TO AMEND THE COURT'S FINDINGS AND
                       JUDGMENT IN FORBEARANCE LITIGATION


Houston, Texas - April 16, 2002. On January 23, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced that the plaintiffs had filed motions with the U.S. Court of Federal Claims asking the Court to (1) amend certain findings in the October 29, 2001 Opinion and Order and amend the judgment of January 8, 2002, (2) reopen the record to receive additional documentary evidence, and (3) reopen the record to admit additional evidence omitted from the trial record. On April 16, 2002, the Court heard oral arguments on the pending motions. Following oral arguments, the Court denied plaintiffs' motions in their entirety.

In its Opinion and Order of October 29, 2001, the Court rejected plaintiffs' lost profits claim and plaintiffs' model for calculating the cost of substitute capital. Those rulings were not the subject of the above motions, and plaintiffs have reserved their rights of appeal with respect to those rulings to the U.S. Court of Appeals for the Federal Circuit. The federal government also can appeal the October 29, 2001 Opinion and Order, as well as the Court's previous decision regarding the government's liability.

The Litigation Trust (SEC File No. 000-32301) will file the full text of the Court's decision denying plaintiffs' motions with the Securities and Exchange Commission, and the descriptions of the decision and the motions set forth above are qualified in their entirety by reference to such decision and motions.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.


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Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.